UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 5, 2006, Dana Corporation (Dana) and Nick L. Stanage, President — Heavy Vehicle Products, entered into an agreement creating a Supplemental Executive Retirement Plan (the Plan) to provide Mr. Stanage with certain non-qualified retirement benefits designed to replace certain qualified and non-qualified retirement benefits from his prior employer that he forfeited upon leaving that employment. The Plan is an unfunded pension plan subject to the Employee Retirement Income Security Act of 1974, as amended.
     Under the terms of the Plan, if Mr. Stanage continues employment with Dana to his normal retirement age (age 62),he will receive a “normal retirement benefit” of $2,095,500, payable in a lump sum. If Mr. Stanage dies, becomes disabled or is involuntarily terminated from employment by Dana for any reason other than “cause,” as defined in the Plan, before he reaches age 62, he will be entitled to a portion of his normal retirement benefit (not exceeding 100%) equal to the greater of (i) his normal retirement benefit multiplied by (years of “credited service,” as defined in the Plan, divided by 15-4/12) or (ii) 50% of his normal retirement benefit.
     The Plan further provides that if, after August 29, 2010 and before he reaches age 62, Mr. Stanage elects to retire or resign voluntarily or if his employment is terminated by Dana for cause, in lieu of any other benefit payable under the Plan, he will be entitled to a pro rata share (not exceeding 100%) of his normal retirement benefit, calculated by multiplying his normal retirement benefit by (years of credited service divided by 15-4/12).
     Finally, the Plan provides that in the event of a “change in control” of Dana, as defined in the Plan and subject to Section 409A of the Internal Revenue Code, Mr. Stanage’s normal retirement benefit will become fully vested and he will be entitled to a lump sum payment within 30 days.
     A copy of the Plan, without exhibits, is set out in the attached Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
     99.1 Supplemental Executive Retirement Plan for Nick Stanage

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: January 9, 2006	By:	/s/ Michael L. DeBacker Michael L. DeBacker
Vice President, General Counsel and Secretary

Exhibit Index
99.1 Supplemental Executive Retirement Plan for Nick Stanage